                                                                    Exhibit 99.3

    Addendum #3, dated January 5, 2000, between AmericasDoctor.com, Inc., a Delaware corporation ("AD"), and Medical Advisory Systems, Inc., a Delaware corporation ("MAS"), to the Call Center Service Agreement, dated July 2, 1998, between AD and MAS.

                             Preliminary statement

The parties hereto are parties to a Call Center Service Agreement, dated July 2, 1998, as amended by Addendum #1 and Addendum #2 thereto (the "Agreement") and wish to clarify certain matters set forth in the Agreement. Accordingly, the parties hereto agree as follows.

1.  Term of the Agreement

    a. The term of the Agreement will end on July 1, 2003. Neither MAS nor AD will have the right unilaterally to terminate the Agreement at the end of the Initial Term or the Renewal Term.

    b. Sections 18(b) and 18(c) of the Agreement are hereby amended by deleting the following language from both sections: "...and for a period of one
        (1) year after the termination of this Service Agreement ..."

2.  Exclusivity

    a. The Agreement applies to the provision of medical chat services to residents of the U.S. Neither MAS nor AD shall be restricted under the Agreement from providing medical chat services to residents of countries other than the U.S.

    b. The exclusivity provisions of the Agreement relate only to real-time Internet one-on-one chat services provided by licensed health care providers.

3. Quality control. AD retains the right to monitor the quality of service provided by MAS.

4.  Other matters.

    a. Provided that AD pays MAS all amounts owned to MAS under section 16 of the Agreement on or prior to the date 10 business days following the effective date of the merger (the "Merger") between AD and a wholly owned subsidiary of Affiliated Research Centers, Inc. ("ARC"), all AD defaults under the Agreement through the date of such payment shall be deemed to have been waived.

    b. MAS agrees that MAS will consult with AD and ARC, a reasonable time prior to the issuance of any press release referring to AD, ARC, the Merger, the Agreement or this addendum, concerning the content of such release.

    c. This addendum will become effective concurrently with the effective date of the Merger, of which AD will promptly advise MAS.

    IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above set forth.


                                  AmericasDoctor.com, Inc.
                                  /s/ Scott Rifkin
                                  ------------------------
                                      Scott Rifkin

                                  Medical Advisory Systems, Inc.
                                  By: /s/ Ronald W. Pickett
                                      --------------------------
                                          Ronald W. Pickett

Acknowledged:

Affiliated Research Centers, Inc.
Signed: Affiliated Research Centers, Inc.